Filed Pursuant to Rule 424(b)(7)
Registration No. 333-233222
The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus Supplement dated August 12, 2019
Preliminary Prospectus Supplement
(To Prospectus dated August 12, 2019)
1,287,038 Shares
Class A Common Stock
The selling stockholders named in this prospectus supplement are offering 1,287,038 shares of our Class A common stock. The shares of Class A common stock being offered by the selling stockholders include shares of Class A common stock issuable to certain selling stockholders upon (i) exercise of stock options held by the selling stockholders and/or (ii) conversion of shares of our Class B common stock held by the selling stockholders. We will not receive any proceeds from the sale of shares of Class A common stock to be offered by the selling stockholders. We will, however, receive proceeds from any stock options exercised, which are exercisable for cash.
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WK.” On August 9, 2019, the last sale price of our Class A common stock as reported on the NYSE was $63.04 per share.
Concurrently with this offering of Class A common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $300 million aggregate principal amount of our % Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $345 million aggregate principal amount of notes if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of Class A common stock by the selling stockholders hereby is not contingent upon the consummation of the concurrent Convertible Note Offering, and the concurrent Convertible Note Offering is not contingent upon the consummation of the offering of Class A common stock hereby. See “Concurrent Convertible Note Offering.”
This prospectus supplement is not an offer to sell or a solicitation of an offer to buy any securities being offered in the concurrent Convertible Note Offering. See “Concurrent Convertible Note Offering” for a summary of the terms of the notes and a further description of the concurrent Convertible Note Offering.
Investing in our Class A common stock involves risks that are described under “Risk Factors” beginning on page S‑9 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds, before expenses, to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

(1)	See “Underwriting” beginning on page S-23 of this prospectus supplement for additional information regarding underwriting compensation.
Certain of the selling stockholders have granted the underwriter the right to purchase up to an additional 193,000 shares of Class A common stock.
Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus . Any representation to the contrary is a criminal offense.
The underwriter expects to deliver the shares of Class A common stock to purchasers on          , 2019 only in book-entry form through the facilities of The Depository Trust Company.
Goldman Sachs & Co. LLC
               , 2019

Neither we, the selling stockholders nor the underwriter has authorized anyone to provide you with any information or to make any representation other than those contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus that we may file with the Securities and Exchange Commission (the “SEC”) in connection with this offering. We do not, the selling stockholders do not and the underwriter does not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others may provide you. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We are not, the selling stockholders are not and the underwriter is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of Class A common stock. The second part is the accompanying prospectus dated August 12, 2019, which was originally filed as part of a Registration Statement on Form S-3 that we filed with the SEC. The accompanying prospectus gives more general information about us, some of which may not apply to this offering.
This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.
It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not, the selling stockholders have not and the underwriter has not, authorized anyone to provide you with different information. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time after the date of that information.
These shares of Class A common stock are being offered for sale only in jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Class A common stock in certain jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute an offer, or an invitation on behalf of the selling stockholders or the underwriter, to subscribe for or purchase any of the Class A common stock, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”
In this prospectus supplement and the accompanying prospectus, unless otherwise stated, references to “we,” “us,” and “our” refer to Workiva Inc. and its subsidiaries.
The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States. In addition, any reference to or description of our concurrent offering of % Convertible Senior Notes due 2026, or notes, herein is wholly subject to the separate offering memorandum pursuant to which the notes are being offered. The notes are being offered only to qualified institutional buyers pursuant to such offering memorandum. We refer to our concurrent offering of notes as the “Convertible Note Offering.”

S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, including the documents incorporated or deemed to be incorporated by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our current or future financial condition, results of operations, future operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the market for our Class A common stock and the software and technology sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and the documents incorporated by reference herein.
Factors that could cause actual results to differ materially from those suggested by the forward looking statements include:

•	our limited operating history, which makes it difficult to predict our future operating results;

•	our lack of profitability historically and uncertainty about achieving or maintaining future profitability;

•	our revenue growth rate may not be indicative of our future performance;

•	our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business;

•
our efforts to increase use of our Wdesk platform in applications other than filings required to be made with the United States Securities and Exchange Commission (“SEC”) may not succeed and may reduce our revenue growth rate;

•	any inability to compete effectively with the intense competition we face in the marketplace could adversely affect our operating results;

•	our efforts to augment our direct-sales channels by developing relationships with third parties may not be successful, which could affect our revenue growth;

•	any failure to establish and maintain relationships with partners that can provide complementary technology offerings and software integrations may limit our ability to grow our business;

•	our solutions may become less competitive if we do not keep pace with technological changes, which could result in our business becoming less competitive;

•	our existing customers may experience service outages and new customers may experience delays in the deployment of our solutions if we fail to manage our technical operations infrastructure;

•	our third-party data center hosting facilities may suffer interruptions or delays, which could impair the delivery of our service and harm our business;

•
our internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solutions to customers could experience a failure or interruption, which could negatively impact our business;

•	any failure to offer high-quality technical support services would adversely affect our relationships with our customers and our financial results;

•
our revenue recognition practices related to the fact that our platform is offered on a subscription basis is more sensitive to downturns or upturns in sales, which may not be immediately reflected in our operating results;

•	our ability to accurately predict subscription renewal or upgrade rates and the impact these rates may have on our future revenue and operating results;

•
our labor costs related to increased competition for employees, higher employee turnover rates and required wage increases and health benefit coverage, lawsuits or labor union activity may subject us to financial risks;

•	our technology delivery model and cloud-based software may develop a market more slowly than we expect, which could harm our business;

•
any inability to maintain the licenses for third-party licensed software for use in or with our solutions could result in increased costs or reduced service levels, which would adversely affect our business;

•
the impact of changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and could have a negative impact on our business;

•
any failure to comply with U.S. and foreign data privacy and protection laws and regulations as well as contractual privacy obligations could subject us to fines and damages and would harm our reputation and business;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand; or

•	any failure to comply with the terms of one or more of our solutions that utilize open source software could negatively affect our business.
The factors listed above should be not construed as exhaustive and should be read in conjunction with the Risk Factors that are included below or incorporated by reference herein. We undertake no obligation to publicly update or review any forward looking statement, whether to reflect any change in our expectations with regard thereto, or as a result of new information, future developments or otherwise, except as required by law.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our filings are available to the public on the Internet, through a database maintained by the SEC at http:// www.sec.gov.
Additionally, we make our SEC filings available, free of charge, on our website at https:// investor.workiva.com/investors/overview/default.aspx as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or has been expressly incorporated by reference into this prospectus supplement.
INFORMATION INCORPORATED BY REFERENCE
We are “incorporating by reference” into this prospectus supplement certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus supplement is legally deemed to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed with the SEC on May 1, 2019 and August 6, 2019, respectively;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2019;

•	our Current Report on Form 8-K filed with the SEC on June 13, 2019; and

•
the description of our Class A common stock contained in our registration statement on Form 8-A (Registration No. 001-36773) filed with the SEC on December 5, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating the description.

All reports and definitive proxy or information statements filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this prospectus supplement and prior to the termination of the offering made pursuant to this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of the documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes the earlier statement.

Documents incorporated by reference are available from the SEC as described above or from Workiva Inc. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus supplement by requesting them in writing or by telephone at the following address:
Workiva Inc.
2900 University Blvd
Ames, IA 50010
(888) 275-3125

SUMMARY
This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary sets forth the material terms of this offering, but does not contain all of the information you should consider before investing in our Class A common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision.
The Company
Workiva is a leading provider of cloud-based solutions for connected reporting and compliance. Our platform, Wdesk, is used by thousands of public and private companies, government agencies and higher-education institutions. Wdesk offers controlled collaboration, data linking, data integrations, granular permissions, process management and a full audit trail. Wdesk users are able to combine narrative with their data, which greatly improves insight in their financial, regulatory and management reporting processes.
We were formed in California in August 2008 as WebFilings LLC. In July 2014, we changed our name to Workiva LLC, and we converted into a Delaware limited liability company in September 2014. On December 10, 2014, Workiva LLC was converted into a Delaware corporation and renamed Workiva Inc. Our principal executive offices are located at 2900 University Boulevard, Ames, Iowa 50010, and our telephone number is (888) 275-3125. Our website address is www.workiva.com.

The Offering
The following is a brief summary of some of the terms of the Class A common stock offered by the selling stockholders. For a more complete description of the terms of the Class A common stock, see “Description of Capital Stock” in the accompanying prospectus.

Issuer	Workiva Inc.

Class A common stock offered by the selling stockholders	1,287,038 shares

Option to purchase additional shares
Certain of the selling stockholders have granted the underwriter the option, exercisable for 30 days from the date of this prospectus to purchase up to 193,000 additional shares of our Class A common stock.

Class A common stock outstanding after this offering	37,464,554 shares, assuming no exercise by the underwriter of its option to purchase additional shares of Class A Common Stock from certain of the Selling Stockholders.

Class B common stock outstanding after this offering	8,660,596 shares, assuming no exercise by the underwriter of its option to purchase additional shares of Class A Common Stock from certain of the Selling Stockholders.

Dividend policy
We have never declared or paid cash dividends on our Class A common stock. We currently intend to retain any future earnings and do not expect to pay any dividends on our capital stock. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.

Voting rights
The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our certificate of incorporation or law.

In addition, the affirmative vote of the holders of the Class B common stock is required to amend the provisions of our certificate of incorporation that relate to our dual class structure. See “Description of Capital Stock” in the accompanying prospectus.

Following completion of this offering, holders of our Class B common stock will hold approximately 70% of the voting power of our outstanding capital stock, or 69% if the underwriter exercises in full its option to purchase additional shares of our Class A common stock.

Conversion
Our Class A common stock is not convertible into any other shares of capital stock. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the occurrence of specified events, including any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or the stockholder’s family members, and individuals or entities controlled by the stockholder or the stockholder’s family members, and transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement. Each share of Class B common stock will also convert automatically into one share of Class A common stock upon the death of a Class B common stockholder, except if such shares are transferred in accordance with the foregoing sentence. Further, each share of Class B common stock will convert into one share of Class A common stock if such conversion is approved by the holders of at least two-thirds of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, a share of Class B common stock may not be reissued.

Risk factors
Investing in our Class A common stock involves a high degree of risk. See the “Risk Factors” section beginning on page S‑9 of this prospectus supplement, any free writing prospectus prepared by or on behalf of us and other documents incorporated by reference herein or therein for a discussion of factors you should carefully consider before investing in our Class A common stock.

Concurrent convertible note offering
Concurrently with this offering of Class A common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $300 million aggregate principal amount of notes, or a total of $345 million aggregate principal amount of notes if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes. Subject to satisfaction of certain conditions and during certain periods, the notes may be converted at an initial conversion rate of          shares of Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of Class A common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, at our election. We cannot assure you that the concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of Class A common stock hereby is not contingent upon the consummation of the concurrent Convertible Note Offering, and the concurrent Convertible Note Offering is not contingent upon the consummation of the offering of Class A common stock hereby. See the section titled “Concurrent Convertible Note Offering.”

Use of proceeds
We will not receive any proceeds from the sale of shares of Class A common stock by the selling stockholders. We will, however, receive proceeds from any stock options exercised, which are exercisable for cash. We will use any proceeds received from the exercise of stock options for working capital and general corporate purposes. See “Use of Proceeds.”

We estimate that the net proceeds to us from the concurrent Convertible Note Offering, if completed, will be approximately $   million (or approximately $   million if the initial purchasers in the Convertible Note Offering exercise in full their option to purchase additional notes) after deducting the initial purchasers’ discounts and commissions and estimated offering expenses. We intend to use the net proceeds for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although we have no commitments or agreements to enter into any such transactions as of the date of this prospectus supplement. See the section titled “Use of Proceeds.”

Listing	Our shares of Class A common stock are listed on the NYSE under the symbol “WK.”
The number of shares of our Class A common stock to be outstanding after this offering is based upon 36,633,696 shares of Class A common stock outstanding as of June 30, 2019, assumes no exercise of the underwriter’s over-allotment option to purchase additional shares, and excludes:

•	all shares of Class A common stock issuable upon the conversion of the notes offered in the concurrent Convertible Note Offering;

•
4,957,839 shares of Class A common stock issuable upon the exercise of options outstanding as of June 30, 2019, at a weighted-average exercise price of $14.19 per share, other than 225,858 shares to be issued to the selling stockholders upon the exercise of stock options and sold in this offering;

•	3,311,637 shares of Class A common stock issuable from time to time after this offering upon the settlement of restricted stock units, or RSUs, outstanding as of June 30, 2019;

•	2,381,097 shares of Class A common stock reserved for future issuance pursuant to our 2014 Equity Incentive Plan as of June 30, 2019;

•	4,719,674 shares of Class A common stock reserved for future issuance pursuant to our Employee Stock Purchase Plan as of June 30, 2019; and

•
9,265,596 shares of Class A common stock issuable upon the conversion of shares of Class B common stock outstanding as of June 30, 2019, other than 605,000 shares to be issued to the selling stockholders upon the conversion of Class B common stock and sold in this offering.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement before investing in the Class A common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently consider less significant may also impair our business operations. Our business, financial condition, or results of operations could be materially adversely affected by any of these risks.
This prospectus supplement and the accompanying prospectus also contain or incorporate by reference forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. See “Forward-Looking Statements.”
Risks Related to Our Business and Our Class A Common Stock
For a discussion of risks related to our business and operations and our Class A common stock, please see “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10‑K for our fiscal year ended December 31, 2018, as well as similar disclosures contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”
Risks Related to Our Concurrent Convertible Note Offering
This offering is not contingent on the consummation of any other financing, including the concurrent Convertible Note Offering, and we have broad discretion to use the net proceeds from our concurrent Convertible Note Offering, which we may not use effectively.
Neither the completion of this offering nor of the concurrent Convertible Note Offering is contingent on the completion of the other, so it is possible that this offering occurs and the Convertible Note Offering does not occur, and vice versa. We cannot assure you that the concurrent Convertible Note Offering will be completed on the terms described herein, or at all.
We intend to use the net proceeds from the Convertible Note Offering for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, solutions, or businesses, although we have no commitments or agreements to enter into any such transactions as of the date of this prospectus supplement. The net proceeds from that offering may be invested with a view towards long-term benefits for our stockholders and this may not increase our results of operations or market value. The failure by our management to apply those funds effectively may adversely affect our operations or business prospects.
The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our Class A common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

Conversion of the notes may dilute the ownership interest of our stockholders or may otherwise depress the price of our Class A common stock.
The conversion of some or all of the notes may dilute the ownership interests of our stockholders. Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our Class A common stock, or a combination of cash and shares of our Class A common stock. If we elect to settle our conversion obligation in shares of our Class A common stock or a combination of cash and shares of our Class A common stock, any sales in the public market of our Class A common stock issuable upon such conversion could adversely affect prevailing market prices of our Class A common stock. In addition, the existence of the notes may encourage short selling by market participants that engage in hedging or arbitrage activity, and anticipated conversion of the notes into shares of our Class A common stock could depress the price of our Class A common stock.
Certain provisions in the indenture governing the notes offered in the Convertible Note Offering may delay or prevent an otherwise beneficial takeover attempt of us.
Certain provisions in the indenture governing the notes offered in the Convertible Note Offering may make it more difficult or expensive for a third party to acquire us. For example, the indenture governing the notes will require us to repurchase the notes for cash upon the occurrence of a fundamental change (as defined in the indenture governing the notes) of us and, in certain circumstances, to increase the conversion rate for a holder that converts its notes in connection with a make-whole fundamental change. A takeover of us may trigger the requirement that we repurchase the notes and/or increase the conversion rate, which could make it more costly for a potential acquirer to engage in such takeover. Such additional costs may have the effect of delaying or preventing a takeover of us that would otherwise be beneficial to investors.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. In addition, holders of the notes will have the right to require us to repurchase their notes for cash upon the occurrence of certain fundamental changes. Upon conversion of the notes, unless we elect to deliver solely shares of our Class A common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.
Under FASB Accounting Standards Codification 470-20, Debt with Conversion and Other Options, or ASC 470-20, an entity must separately account for the liability and equity components of convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. ASC 470-20 requires the value of the conversion option of the notes, representing the equity component, to be recorded as additional paid-in capital within stockholders’ equity in our consolidated balance sheet and as a discount to the notes, which reduces their initial carrying value. The carrying value of the notes, net of the discount recorded, will be accreted up to the principal amount of the notes from the issuance date until maturity, which will result in non-cash charges to interest expense in our consolidated statement of operations. Accordingly, we will report lower net income or higher net loss in our financial results because ASC 470-20 requires interest to include both the current period’s accretion of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our Class A common stock and the trading price of the notes.
In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount, and the effect of the conversion on diluted earnings per share is not antidilutive. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of Class A common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.
We may still incur substantially more debt or take other actions which would intensify the risks discussed above.
We and our subsidiaries may incur substantial additional debt in the future, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt, repurchasing our stock, pledging our assets, making investments, paying dividends, guaranteeing debt, or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.

USE OF PROCEEDS
We are not selling any shares under this prospectus supplement and we will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. Net proceeds from the sale of the shares offered by this prospectus supplement, including any shares sold upon exercise of the underwriter’s option to purchase additional shares, will be received by the selling stockholders. We will, however, receive proceeds from any stock options exercised, which are exercisable for cash. We will use any proceeds received from the exercise of stock options for working capital and general corporate purposes.
Concurrently with this offering of Class A common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $300 million aggregate principal amount of notes, or a total of $345 million aggregate principal amount of notes if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes. The net proceeds of the concurrent Convertible Note Offering, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses, are expected to be approximately $ million (or approximately $ million if the initial purchasers in the Convertible Note Offering exercise in full their option to purchase additional notes). If the Convertible Note Offering does not close, we will not receive the net proceeds described in the foregoing sentence.
We intend to use the net proceeds from the Convertible Note Offering for working capital and other general corporate purposes, as well as the acquisition of, or investment in, complementary products, technologies, assets, solutions, or businesses, although we have no commitments or agreements to enter into any such transactions as of the date of this prospectus supplement.

CAPITALIZATION
The following table sets forth our consolidated cash and equivalents and capitalization as of June 30, 2019:

•	on a historical basis;

•
on a pro forma basis to give effect to the completion of this offering, the issuance by us of shares of our Class A common stock and receipt by us of the proceeds as a result of stock options exercised by the selling stockholders in connection with this offering after deducting the estimated offering expenses payable by us and the conversion of Class B common stock by the selling stockholders (assuming the underwriter’s option to purchase additional shares is not exercised); and

•
on a pro forma as adjusted basis to give effect to (1) the adjustments set forth above and (2) the completion of the sale of the notes in the concurrent Convertible Note Offering, after deducting the initial purchasers’ discounts and commissions and estimated offering expenses (assuming the initial purchasers’ option to purchase additional notes is not exercised).

This table should be read in conjunction with our audited consolidated financial statements and related notes to financial statements in “Item 8. Financial Statements and Supplementary Data,” as well as “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, each of which is incorporated by reference in this prospectus supplement.

	As of June 30, 2019
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)(3)
	(in thousands, except share and per share data)
Cash and cash equivalents	$94,713	$98,157	$390,257

Debt:
Convertible Senior Notes	—	—	300,000
Total long-term debt	—	—	300,000
Stockholders’ equity
Class A common stock, $0.001 par value per share, 1,000,000,000 shares authorized, actual and as adjusted; 36,633,696 shares issued and outstanding, actual; 37,464,554 shares issued and outstanding, pro forma, and pro forma as adjusted	37	37	37
Class B common stock, $0.001 par value per share, 500,000,000 shares authorized, actual and as adjusted, 9,265,596 shares issued and outstanding, actual; 8,660,596 shares issued and outstanding, pro forma, and pro forma as adjusted	9	9	9
Preferred stock, $0.001 par value per share, 100,000,000 shares authorized, no shares issued and outstanding	—	—	—
Additional paid-in-capital	332,161	335,795	335,795
Accumulated deficit	(322,812)	(323,002)	(323,002)
Accumulated other comprehensive income	232	232	232
Total stockholders’ equity	9,627	13,071	13,071

Total Capitalization	$9,627	$13,071	$313,071

________________

(1)
The pro forma amounts reflect the completion of this offering, the issuance by us of shares of our Class A common stock and the receipt by us of the proceeds as a result of stock options exercised by the selling stockholders after deducting the estimated offering expenses payable by us and the conversion of Class B common stock by the selling stockholders.

(2)
In accordance with ASC 470-20, convertible debt (such as the notes) that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount ($300 million for the notes offered in the Convertible Note Offering) over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and the amount shown in the table above for the notes is the aggregate principal amount of the notes and does not reflect the debt discount, fees and expenses or any tax impact that we will be required to recognize in our consolidated balance sheet.

(3)
The issuance of the notes (after giving effect to the application of ASC 470-20 as described in note (2) above) will result in an increase to additional paid-in capital and, therefore, an increase in total stockholders’ equity and total capitalization. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes including any tax impact.

DIVIDEND POLICY
We have never declared or paid cash dividends on our Class A common stock. We currently intend to retain any future earnings and do not expect to pay any dividends on our capital stock. Any future determination to pay dividends on our Class A common stock will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers relevant.

SELLING STOCKHOLDERS
The following table sets forth the beneficial ownership of our Class A common stock by the selling stockholders, as of August 9, 2019. The shares of Class A common stock being offered by the selling stockholders include shares of Class A common stock issuable to certain selling stockholders upon (i) exercise of stock options held by the selling stockholders and/or (ii) conversion of shares of our Class B common stock held by the selling stockholders. The percentage ownership information shown in the table prior to this offering is based upon 46,078,518 shares of Class A common stock and Class B common stock outstanding, in the aggregate, as of August 9, 2019. The percentage ownership information shown in the table after this offering assumes the issuance of 225,858 shares of Class A common upon the exercise of stock options by certain selling stockholders in the offering.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of Class A common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before October 8, 2019, which is 60 days after August 9, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Each of the selling stockholders has elected to defer settlement of vested restricted stock units pursuant to the terms of a deferral election. The vested restricted stock units are not included in the table below.
The address for persons listed in the table is c/o Workiva Inc., 2900 University Boulevard, Ames, Iowa 50010.

	Common stock owned before the offering				% of total voting power before the offering	Shares being sold	Common stock owned after the offering if underwriter’s option is not exercised (1)				% total voting power after the offering if underwriter’s option is not exercised (1)
	Class A		Class B				Class A		Class B
Name of Beneficial Owner	Number	%	Number	%			Number	%	Number	%
Martin J. Vanderploeg, Ph.D.(1)	845,090	2.3	3,328,651	35.9	26.3	575,000	545,090	1.4	3,053,651	35.3	24.9
Jeffrey Trom, Ph.D. (2)	336,222	*	2,493,665	26.9	19.5	450,000	216,222	*	2,163,665	25.0	17.6
J. Stuart Miller (3)	244,736	*	—	*	*	60,788	183,948	*	—	*	*
Troy M. Calkins (4)	250,987	*	—	*	*	100,000	150,987	*	—	*	*
Scott Ryan (5)	159,375	*	—	*	*	31,250	128,125	*	—	*	*
Mithun Banarjee (6)	81,664	*	—	*	*	70,000	11,664	*	—	*	*

If the over-allotment option is exercised in full, the common stock owned after the offering will be as follows:

	Common stock owned after the offering if underwriter’s option is exercised in full				% of total voting power after the offering if underwriter’s option is exercised in full
	Class A		Class B
Name of Beneficial Owner	Number	%	Number	%
Martin J. Vanderploeg, Ph.D.	545,090	1.4	2,943,651	34.8	24.4
Jeffrey Trom, Ph.D.	216,222	*	2,080,665	24.6	17.1
J. Stuart Miller	183,948	*	—	*	*
Troy M. Calkins	150,987	*	—	*	*
Scott Ryan	128,125	*	—	*	*
Mithun Banarjee	11,664	*	—	*	*
________________

†
The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis, such that each holder of Class B common stock beneficially owns an equivalent number of shares of Class A common stock.

#
Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock is entitled to 10 votes per share of Class B common stock and each holder of Class A common stock is entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

*	Represents beneficial ownership of less than 1%.

(1)
Martin J. Vanderploeg, Ph.D. serves as our President and Chief Executive Officer and as a director. Shares owned consist of 328,402 shares of Class B common stock owned by the Jeffrey Dean Trom Charitable Remainder Trust, of which Mr. Vanderploeg is trustee; 325,000 shares of Class A common stock and 2,515,009 shares of Class B common stock owned by the Martin J. Vanderploeg 2001 Revocable Living Trust, of which Mr. Vanderploeg is trustee; 485,240 shares of Class B common stock and 40,000 shares of Class A common stock owned by the LAURA C WILLIAMS TR UA 05/02/2001, of which Laura Williams is the trustee, has sole dispositive power to such shares and has entered into an irrevocable proxy under which she has granted sole voting power to Mr. Vanderploeg for so long as the trust holds such shares; and 480,090 shares of Class A common stock subject to outstanding options that are exercisable within 60 days. The Martin J. Vanderploeg 2001 Revocable Living Trust has pledged 300,000 shares of the Class A common stock to secure a line of credit.

(2)
Jeffrey Trom, Ph.D. serves as our Executive Vice President and Chief Technology Officer. Shares owned consist of 120,000 shares of Class A common stock owned directly by Mr. Trom; 1,604,645 shares of Class B common stock owned by the Jeffrey D. Trom & Lydia A. Trom TR UA 11/21/2017; 889,020 shares of Class B common stock owned by the Martin J. Vanderploeg Charitable Remainder Trust, of which Mr. Trom is trustee; and 216,222 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(3)
J. Stuart Miller serves as our Executive Vice President and Chief Financial Officer. Shares owned consist of 24,489 shares of Class A common stock owned directly by Mr. Miller and 220,247 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(4)
Troy M. Calkins serves as our Executive Vice President, Chief Legal and Administrative Officer and Corporate Secretary. Shares owned consist of 36,180 shares of Class A common stock owned directly by Mr. Calkins and 214,807 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(5)
Scott Ryan serves as our Executive Vice President and Chief Revenue Officer. Shares owned consist of 159,375 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

(6)
Mithun Banarjee serves as our Executive Vice President and Chief Customer Officer. Shares owned consist of 81,664 shares of Class A common stock subject to outstanding options that are exercisable within 60 days.

CONCURRENT CONVERTIBLE NOTE OFFERING
Concurrently with this offering of shares of Class A common stock, we are offering to qualified institutional buyers, in an offering exempt from registration under the Securities Act, $300 million aggregate principal amount of our % Convertible Senior Notes due 2026, which we refer to as the notes, or a total of $345 million aggregate principal amount of notes if the initial purchasers in the concurrent Convertible Note Offering exercise in full their option to purchase additional notes. We cannot assure you that the concurrent Convertible Note Offering will be completed or, if completed, on what terms it will be completed. The offering of Class A common stock hereby is not contingent upon the consummation of the concurrent Convertible Note Offering, and the concurrent Convertible Note Offering is not contingent upon the consummation of the offering of shares of Class A common stock hereby.
The notes will mature on August 15, 2026 unless earlier repurchased, redeemed or converted. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on February 15 and August 15 of each year, beginning on February 15, 2020.
Holders of the notes may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding May 15, 2026 only under the following circumstances:

•
during any calendar quarter commencing after the calendar quarter ending on September 30, 2019 (and only during such calendar quarter), if the last reported sale price of our Class A common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•
during the five business day period after any ten consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our Class A common stock and the conversion rate on each such trading day;

•	if we call any or all of the notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date; or

•	upon the occurrence of specified corporate events.
On or after May 15, 2026 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in integral multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
The conversion rate for the notes is initially          shares of Class A common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $      per share of Class A common stock), subject to adjustment as described in the offering memorandum for the notes.
Upon conversion, we will satisfy our conversion obligations by paying and/or delivering, as the case may be, cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our Class A common stock, the amount of cash and shares of our Class A common stock, if any, due upon conversion will be based on a daily conversion value calculated on a proportionate basis for each trading day in a 40 trading day observation period.
In addition, following certain corporate events that occur prior to the maturity date or if we deliver a notice of redemption with respect to the notes, we will, in certain circumstances, increase the conversion rate for a holder who elects to convert its notes in connection with such corporate event or notice of redemption, as the case may be.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of Class A common stock by Non-U.S. Holders (as defined below) issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects, does not address the potential application of the Medicare contribution tax, and does not address any estate or gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws. This discussion does not address the U.S. federal income tax consequences of the purchase, ownership or disposition of the Class A common stock by a U.S. Person (as defined below), and accordingly a U.S. Person who is considering acquiring any Class A common stock should consult its own tax advisor as to the federal, state, local and foreign tax consequences of the purchase, ownership and disposition of the Class A common stock. The discussion is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, United States Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of Class A common stock. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.
This discussion is limited to Non-U.S. Holders who purchase our Class A common stock pursuant to this offering and who hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	holders subject to the alternative minimum tax;

•	brokers or dealers in securities, commodities or currencies;

•	traders in securities, commodities or currencies;

•	entities treated as partnerships, S corporations or other pass-through entities;

•	real estate investment trusts;

•	regulated investment companies;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	tax-qualified retirement plans;

•	persons holding the Class A common stock as part of a “straddle,” “hedge,” “conversion transaction” or similar transactions;

•	persons who have elected to mark securities to market;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons that own, or have owned, actually or constructively, more than 5% of our common stock;

•	persons that hold notes issued pursuant to the Convertible Note Offering;

•	persons deemed to sell the Class A common stock under the constructive sale provisions of the Code; and

•
persons required for U.S. federal income tax purposes to conform the timing of the income accruals with respect to the Class A common stock to their financial statements under Section 451(b) of the Code.

If an entity taxable as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of the partners in such entity will generally depend on the status of the particular partner in question and the activities of such entity. Accordingly, entities taxable as partnerships holding Class A common stock and the partners in such entities should consult their own tax advisors as to the specific tax consequences to them of purchasing, holding and disposing of Class A common stock.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
The following summary of material U.S. federal income tax consequences will apply to you if you are a “Non-U.S. Holder” of the Class A common stock. A “Non-U.S. Holder” is a beneficial owner of Class A common stock who is not a U.S. Person, for U.S. federal income tax purposes. A U.S. Person is any person or entity that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust that (1) is subject to the primary supervision of a United States court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions on Our Class A Common Stock
Although we do not currently anticipate doing so in the foreseeable future (as discussed in the section entitled “—Dividend Policy”), if we do pay distributions on shares of our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in shares of our Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our Class A common stock. See “—Dispositions of Class A Common Stock.”
Subject to the discussion below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (“FATCA”), any dividend paid to a Non-U.S. Holder on our Class A common stock will generally be subject to U.S. federal withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. You should consult your own tax advisors regarding your entitlement to benefits under a relevant income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a Non-U.S. Holder must certify its entitlement to treaty benefits. A Non-U.S. Holder generally can meet this certification requirement by providing an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form), as applicable, to our paying agent. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Dividends received by a Non-U.S. Holder that are effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder and, if required by an applicable income tax treaty between the United

States and the Non-U.S. Holder’s country of residence, are attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the Non-U.S. Holder in the United States, are generally not subject to such withholding tax. To obtain this exemption, a Non-U.S. Holder must provide the applicable withholding agent with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition to the graduated tax described above, such effectively connected dividends received by corporate Non-U.S. Holders may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty and adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Dispositions of Class A Common Stock
Subject to the discussion below on backup withholding and FATCA, gain realized by a Non-U.S. Holder on a sale, exchange or other disposition of our Class A common stock generally will not be subject to U.S. federal income or withholding tax, unless:

•
the gain (i) is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business and (ii) if required by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individual holders, a fixed base) maintained by the Non-U.S. Holder in the United States (in which case the special rules described below apply);

•
the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of such disposition and certain other conditions are met (in which case the gain would be subject to a flat 30% tax, or such reduced rate as may be specified by an applicable income tax treaty, which may be offset by certain U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•
we are, or have been, a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of our Class A common stock and the Non-U.S. Holder’s holding period for our Class A common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” (“USRPIs”) equals 50% or more of the sum of the fair market value of (a) its worldwide real property interests and (b) its other assets used or held for use in a trade or business. The tax relating to stock in a USRPHC does not apply to a Non-U.S. Holder whose holdings, actual and constructive, amount to 5% or less of our common stock at all times during the applicable period, provided that our Class A common stock is regularly traded on an established securities market. We believe we have not been and are not currently a USRPHC, and do not anticipate being a USRPHC in the future. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future.
If any gain from the sale, exchange or other disposition of our Class A common stock, (1) is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder and (2) if required by an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence, is attributable to a permanent establishment (or, in certain cases involving individuals, a fixed base) maintained by such Non-U.S. Holder in the United States, then the gain generally will be subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. If the Non-U.S. Holder is a corporation, under certain circumstances, that portion of its earnings and profits that is effectively connected with its U.S. trade or business, subject to certain adjustments, generally would also be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence might provide for a lower rate.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Backup Withholding and Information Reporting
Any dividends that are paid to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our Class A common stock and the gross proceeds from a taxable disposition of our Class A common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of any IRS Form W-8 appropriate to the Non-U.S. Holder’s circumstances will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded by the IRS or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Other Withholding Taxes
FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) and certain other foreign entities unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a “non-financial foreign entity” (as specifically defined under these rules) unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity (or that it has no such relevant owners) or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Class A common stock. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, recently proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Prospective investors should consult with their own tax advisors regarding the possible implications of FATCA to their investment in our Class A common stock.
THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING
We, the selling stockholders and Goldman Sachs & Co. LLC (the “underwriter”) have entered into an underwriting agreement with respect to the shares of Class A common stock (the “shares”) being offered. Subject to certain conditions, the underwriter has agreed to purchase from the selling stockholders, and the selling stockholders have agreed to sell to the underwriter, all of the shares being offered by this prospectus supplement.
The underwriter is committed to take and pay for all of the shares being offered, if any are taken.
Certain of the selling stockholders have granted to the underwriter an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 193,000 additional shares of our Class A common stock at the public offering price listed on the cover of this prospectus supplement, less underwriting discounts and commissions. The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of our Class A common stock offered by this prospectus supplement.
The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by the selling stockholders.

Paid by Selling Stockholders:
Per Share	$
Total	$
Shares sold by the underwriter to the public will initially be offered at the price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $ per share from the price to public. After the initial offering of the shares, the underwriter may change the offering price and the other selling terms. The offering of the shares by the underwriter is subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part.
We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, which will be paid by the selling stockholders, will be approximately $           .
We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.
We have agreed that, without the prior written consent of the underwriter, we will not, during the period ending 60 days after the date of this prospectus supplement, or the “restricted period”:
(1)    offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
(2)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, we have agreed that, without the prior written consent of the underwriter, we will not, during the restricted period, file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.
The restrictions described in the immediately preceding paragraph to do not apply to:
(1)    the Convertible Note Offering;
(2)    the issuance of shares of our Class A common stock upon the exercise or conversion of a security outstanding on the date of this prospectus and described herein or of which the underwriter has been advised in writing;
(3)    the issuance of shares of Class A common stock, options to purchase shares of Class A common stock, or other equity awards pursuant to our employee benefit plans disclosed herein or in documents incorporated herein by reference;
(4)    the filing of a registration statement on Form S-8 or a successor form thereto; or
(5)    the sale or issuance or entry into an agreement to sell or issue shares of Class A common stock in connection with our acquisition of one or more businesses, products or technologies (whether by means of merger, stock purchase, asset purchase or otherwise) or in connection with joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Class A common stock that we may sell or issue or agree to sell or issue pursuant to this clause shall not exceed 5% of the total number of shares of common stock issued and outstanding immediately following the completion of this offering, and provided further that the recipient of such shares of common stock agrees to be bound in writing by an agreement of the same duration and terms as agreed to by us.
In addition, all of our directors and executive officers (including each of the selling stockholders), have agreed that, without the prior written consent of the underwriter, they will not, during the period commencing on the date of this prospectus supplement and ending 60 days after the date of this prospectus supplement or the “D&O restricted period”:
(1)    offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock; or
(2)    enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise. In addition, each such person has agreed that, without the prior written consent of the underwriter, such person will not, during the D&O restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.
The restrictions described in the immediately preceding paragraph do not apply to:
(1)    sales of shares pursuant to the underwriting agreement related to this offering;
(2)    transactions relating to shares of our common stock or other securities acquired in open market transactions after the completion of this offering, provided that no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made in connection with subsequent sales of common stock or other securities acquired in such open market transactions;

(3)     transfers of shares of our common stock or any security convertible into our common stock as a bona fide gift or charitable contribution;
(4)    distributions by any holder of our common stock to limited partners, members or stockholders of such holder or to any corporation, partnership or other business entity that controls, is controlled by or managed by or is under common control with such holder;
(5)    any transfer by will or pursuant to the laws of descent and distribution;
(6)     any transfer to or from certain trusts or to a stockholder’s family;
(7)    the receipt of our common stock upon the exercise of options or any transfer of common stock or securities convertible into common stock upon the exercise of options to purchase our securities on a “cashless” or “net exercise” basis to the extent permitted by the instruments representing such options so long as such exercise is effected solely by the surrender and cancellation of outstanding options;
(8)     any transfer by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement;
(9)    any transfer of shares of common stock or any security convertible into or exercisable or exchangeable for common stock pursuant to a bona fide third-party tender offer, merger, consolidation or similar transaction made to all holders of common stock involving a change of control, provided that until such tender offer, merger, consolidation or other such transaction is completed, the common stock shall remain subject to the restrictions contained in the applicable agreement; or
(10)    the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the D&O restricted period and (ii) to the extent a public announcement or filing under the Exchange Act or otherwise, if any, is required or voluntarily made regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the D&O restricted period;
provided that in the case of any receipt, transfer or distribution pursuant to clauses (3) through (10), (i) each recipient, transferee, donee or distributee shall sign and deliver, to the extent not previously signed and delivered, a lock-up letter prior to any transfer or distribution and (ii) no filing or public announcement under Section 16(a) of the Exchange Act or otherwise shall be required or shall be voluntarily made during the D&O restricted period.
The underwriter, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In connection with the offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the completion of the offering.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own accounts, may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriter is not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on NYSE or relevant exchange, in the over-the-counter market or otherwise.
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriter and its affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriter and its affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriter and its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”) an offer to the public of our shares of common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of our common stock may be made at any time under the following exemptions under the Prospectus Regulation:
•To any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•	To fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or
•In any other circumstances falling within Article 1(4) of the Prospectus Regulation;
provided that no such offer of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or a supplemental prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares of our common stock or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the selling stockholders and the underwriter that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(3) of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to our shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our common stock to be offered so as to enable an investor to decide to purchase our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/129 (as amended) and includes any relevant implementing measure in the Relevant Member State.
Neither the selling stockholders nor the underwriter have authorized, nor do they authorize, the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the securities as contemplated in this document.

Accordingly, no purchaser of the securities, other than the underwriter, is authorized to make any further offer of the securities on behalf of the selling stockholders or the underwriter.

This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
United Kingdom
In the United Kingdom, this prospectus supplement is only addressed to and directed at qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or relay on this prospectus supplement or any of its contents.
Canada
The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 - Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 - Registration Requirements, Exemptions and Ongoing Registrant Obligations.
The securities sold are not of a “reporting issuer” as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada. Accordingly, any resale of the securities must be made in accordance with applicable securities laws, which may vary depending on the applicable Canadian province or territory, and which may require re-sales to be made in accordance with exemptions from registration and prospectus requirements. In certain circumstances, these resale restrictions may apply to re-sales made outside of Canada. Canadian purchasers are advised to seek legal advice prior to any contemplated resale of the securities.
This prospectus supplement does not contain, nor should it be construed to contain, any legal or tax advice to any Canadian purchaser, and no representations with respect to the Canadian federal, provincial or local income tax consequences to any Canadian purchaser is made. In particular, no information has been provided with respect to Canadian or foreign income tax considerations which might be relevant to Canadian purchasers. Canadian purchasers should consult their own legal and tax advisers with respect to the Canadian, federal, provincial and local tax consequences of an investment in the securities.
Securities legislation in certain provinces or territories of Canada may provide a Canadian purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The Canadian purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
The offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Canadian purchasers should be aware that these requirements may differ significantly from the requirements in the applicable Canadian province or territory. The forward-looking information included or incorporated by reference herein may not be accompanied by the disclosure and explanations that would be required of a Canadian issuer under applicable Canadian securities laws.
Pursuant to section 3A.3 of National Instrument 33-105 - Underwriting Conflicts (NI 33-105), there is no obligation to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Upon receipt of this document, each Canadian purchaser hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception du présent document, chaque acquéreur de titres confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit l’offre de titres décrite aux présentes (y compris, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés uniquement en anglais.
Hong Kong
The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.
Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of our common stock may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”)
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.
Japan
The shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
Certain legal matters relating to the Class A common stock will be passed upon for us by Drinker Biddle & Reath LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Mayer Brown LLP, Chicago, Illinois.
EXPERTS
The consolidated financial statements of Workiva Inc. appearing in Workiva Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Workiva Inc.’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Class A Common Stock
This prospectus relates solely to sales of Class A common stock of Workiva Inc. (the “Company”) by selling stockholders. This prospectus describes the general terms of our Class A common stock and the general manner in which our Class A common stock will be offered by certain selling stockholders. We will describe the specific manner in which these shares will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. You should carefully read this prospectus and any applicable prospectus supplement or free writing prospectuses before you invest.
The names of any underwriters or agents, if applicable, and the terms of the arrangements with such entities will be stated in an accompanying prospectus supplement. For additional information on the method of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement.
We will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. We may bear a portion of the expenses related to the registration and offering of shares of our Class A common stock, provided that the selling stockholders will pay any applicable underwriting fees, discounts or commissions.
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “WK.” On August 9, 2019, the last reported sale price on the New York Stock Exchange was $63.04 per share.
Investing in these securities involves certain risks. See “Risk Factors” included in any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 12, 2019

We urge you to read this entire prospectus and the information incorporated by reference herein carefully, including the “Risk Factors” section. We carry on our business directly and through our subsidiaries. In this prospectus, unless the context indicates or implies otherwise, the terms “company,” “we,” “us,” and “our” refer to Workiva Inc. and its subsidiaries.
We have not authorized anyone else to provide you with any information other than the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. The securities are not being offered in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.
ABOUT THIS PROSPECTUS
This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, any selling stockholder may sell Class A common stock described in this prospectus in one or more offerings. Each time any selling stockholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering. In the prospectus supplement relating to any sales by selling stockholders, we will, among other things, identify the number of shares of our Class A common stock that each of the selling stockholders will be selling. The applicable prospectus supplement may also add, update or change the information contained in this prospectus.  To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement — the statement in the later-dated document modifies or supersedes the earlier statement.
Before making an investment in our securities, you should read both this prospectus and any applicable prospectus supplement and any applicable free writing prospectus, together with the information incorporated and deemed to be incorporated by reference herein as described under “Information Incorporated by Reference” and the additional information described under the heading “Where You Can Find More Information.” This prospectus may not be used to sell our Class A common stock unless accompanied by a prospectus supplement.
The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we or the selling stockholders may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and any prospectus supplement or free writing prospectus, including the documents incorporated or deemed to be incorporated by reference herein contain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to our current or future financial condition, results of operations, future operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the market for our Class A common stock and the software and technology sectors in general. Statements that include words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe,” “would,” “should,” “could,” “seek,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements are necessarily estimates or expectations, and not statements of historical fact, reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward looking statements should, therefore, be considered in light of various important factors, including those set forth in this prospectus and the documents incorporated by reference herein.
Factors that could cause actual results to differ materially from those suggested by the forward looking statements include:

•	our limited operating history, which makes it difficult to predict our future operating results;

•	our lack of profitability historically and uncertainty about achieving or maintaining future profitability;

•	our revenue growth rate may not be indicative of our future performance;

•	our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business;

•	our efforts to increase use of our Wdesk platform in applications other than SEC filings may not succeed and may reduce our revenue growth rate;

•	any inability to compete effectively with the intense competition we face in the marketplace could adversely affect our operating results;

•	our efforts to augment our direct-sales channels by developing relationships with third parties may not be successful, which could affect our revenue growth;

•	any failure to establish and maintain relationships with partners that can provide complementary technology offerings and software integrations may limit our ability to grow our business;

•	our solutions may become less competitive if we do not keep pace with technological changes, which could result in our business becoming less competitive;

•	our existing customers may experience service outages and new customers may experience delays in the deployment of our solutions if we fail to manage our technical operations infrastructure;

•	our third-party data center hosting facilities may suffer interruptions or delays, which could impair the delivery of our service and harm our business;

•
our internet infrastructure, bandwidth providers, data center providers, other third parties or our own systems for providing our solutions to customers could experience a failure or interruption, which could negatively impact our business;

•	any failure to offer high-quality technical support services would adversely affect our relationships with our customers and our financial results;

•
our revenue recognition practices related to the fact that our platform is offered on a subscription basis is more sensitive to downturns or upturns in sales, which may not be immediately reflected in our operating results;

•	our ability to accurately predict subscription renewal or upgrade rates and the impact these rates may have on our future revenue and operating results;

•
our labor costs related to increased competition for employees, higher employee turnover rates and required wage increases and health benefit coverage, lawsuits or labor union activity may subject us to financial risks;

•
any inability to maintain the licenses for third-party licensed software for use in or with our solutions could result in increased costs or reduced service levels, which would adversely affect our business;

•
the impact of changes in laws and regulations related to the internet or changes in the internet infrastructure itself may diminish the demand for our solutions and could have a negative impact on our business;

•
any failure to comply with U.S. and foreign data privacy and protection laws and regulations as well as contractual privacy obligations could subject us to fines and damages and would harm our reputation and business;

•	any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand; or

•	any failure to comply with the terms of one or more of our solutions that utilize open source software could negatively affect our business.
The factors listed above should be not construed as exhaustive and should be read in conjunction with the Risk Factors that are referenced below. We undertake no obligation to publicly update or review any forward looking statement, whether to reflect any change in our expectations with regard thereto, or as a result of new information, future developments or otherwise, except as required by law.

OUR COMPANY
Workiva is a leading provider of cloud-based solutions for connected reporting and compliance. Our platform, Wdesk, is used by thousands of public and private companies, government agencies and higher-education institutions. Wdesk offers controlled collaboration, data linking, data integrations, granular permissions, process management and a full audit trail. Wdesk users are able to combine narrative with their data, which greatly improves insight in their financial, regulatory and management reporting processes.
We were formed in California in August 2008 as WebFilings LLC. In July 2014, we changed our name to Workiva LLC, and we converted into a Delaware limited liability company in September 2014. On December 10, 2014, Workiva LLC was converted into a Delaware corporation and renamed Workiva Inc. Our principal executive offices are located at 2900 University Boulevard, Ames, Iowa 50010, and our telephone number is (888) 275-3125. Our website address is www.workiva.com.
RISK FACTORS
Investment in our Class A common stock involves risks. Before acquiring any of our Class A common stock, you should carefully consider the risk factors incorporated by reference to our most recent annual report on Form 10-K, any subsequent quarterly reports on Form 10-Q and any current reports on Form 8-K filed subsequent to the end of the year covered by that annual report, together with any amendments or supplements thereto, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors (if any) and other information contained in any applicable prospectus supplement or free writing prospectus. The materialization of any of these risks, as well as additional risks not known to us or that we believe are immaterial, could materially and adversely affect our business, financial condition, results of operations and prospects, could cause the trading price of our shares of Class A common stock to decline, and could cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”
USE OF PROCEEDS
We are not selling any shares under this prospectus and we will not receive any proceeds from the sale of shares of our Class A common stock by the selling stockholders. Net proceeds from the sale of the shares offered by this prospectus will be received by the selling stockholders.
SELLING STOCKHOLDERS
Information regarding the names of the selling stockholders, the beneficial ownership of our Class A common stock by the selling stockholders, the number of shares being offered by the selling stockholders and the number of shares beneficially owned by the selling stockholders after the applicable offering will be set forth in a prospectus supplement, post-effective amendment or filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

PLAN OF DISTRIBUTION
The selling stockholders may sell the Class A common stock in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any of those methods of sale.
If the selling stockholders sell shares of Class A common stock to a dealer acting as principal, the dealer may resell those shares at varying prices to be determined by the dealer in its discretion at the time of resale without consulting with us or the selling stockholders, and the resale prices may not be disclosed in the applicable prospectus supplement.
Any underwritten offering may be on a best efforts or a firm commitment basis.
Sales of the Class A common stock may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
Any of the prices may represent a discount from the then-prevailing market prices.
In connection with the sale of Class A common stock, underwriters or agents may receive compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the Class A common stock, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the Class A common stock to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the Class A common stock may be deemed to be underwriters under the Securities Act of 1933, and any discounts, concessions or commissions they receive from the selling stockholders and any profit on the resale of Class A common stock they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.
The applicable prospectus supplement will, where applicable:

•	identify any underwriter, dealer or agent;

•
describe any compensation in the form of discounts, concessions, commissions or otherwise received from the selling stockholders by each underwriter or agent and in the aggregate by all underwriters and agents;

•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the Class A common stock.
Until the distribution of the Class A common stock is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the Class A common stock. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the Class A common stock. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares.
Underwriters may engage in overallotment. If any underwriters create a short position in the Class A common stock in an offering in which they sell more shares than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the shares in the open market.
The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase Class A common stock in the open market to reduce the underwriters’ short position or to stabilize the price of the shares, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those shares as part of the offering.
In general, purchases of Class A common stock for the purpose of stabilization or to reduce a short position could cause the price of the shares to be higher than it might be in the absence of those purchases. The imposition of a penalty bid might also have an effect on the price of the shares to the extent that it were to discourage resales of the shares before the distribution is completed.
Neither we nor the selling stockholders make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Class A common stock. In addition, neither we nor the selling stockholders make any representation that underwriters will engage in those transactions or that the transactions, once commenced, will not be discontinued without notice.
Under agreements into which the selling stockholders may enter, underwriters, dealers and agents who participate in the distribution of the Class A common stock may be entitled to indemnification by the selling stockholders against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.
If the selling stockholders offer Class A common stock in a subscription rights offering to our existing stockholders, the selling stockholders may enter into a standby underwriting agreement with dealers, acting as standby underwriters. The selling stockholders may pay the standby underwriters a commitment fee for the Class A common stock they commit to purchase on a standby basis. If the selling stockholders do not enter into a standby underwriting arrangement, the selling stockholders may retain a dealer-manager to manage a subscription rights offering on their behalf.
Underwriters, dealers and agents may engage in transactions with the selling stockholders or perform services for the selling stockholders in the ordinary course of business.
To comply with applicable state securities laws, the Class A common stock offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, Class A common stock may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF CAPITAL STOCK
The following description of the material terms of our capital stock includes a summary of specified provisions of our certificate of incorporation and bylaws. This description also summarizes relevant provisions of the Delaware General Corporation Law, or “DGCL.” The terms of our certificate of incorporation and bylaws and the DGCL are more detailed than the general information below. Therefore, please carefully consider the actual provisions of these documents, which have been filed with the SEC as exhibits to the registration statement of which this prospectus forms a part, or may be incorporated by reference in this prospectus or any applicable prospectus supplement, and the DGCL.
General
Under our certificate of incorporation, we have two classes of common stock: Class A common stock, which has one vote per share, and Class B common stock, which has ten votes per share. Any holder of Class B common stock may convert all or a portion of his shares at any time into shares of Class A common stock on a share-for-share basis. In addition, Class B common stock will convert automatically into Class A common stock upon the occurrence of specified events, including any transfer, except for certain permitted transfers described below. Except as specified below, the holders of Class A and Class B common stock vote together as a single class. Except as expressly provided in our certificate of incorporation, including with respect to voting rights and conversion rights, the rights of the two classes of common stock are identical. In addition, our certificate of incorporation authorizes shares of undesignated preferred stock, the rights, preferences and privileges of which may be designated from time to time by our board of directors.
As of July 31, 2019, our authorized capital stock consisted of 1,600,000,000 shares, each with a par value of $0.001 per share, of which:

•	1,000,000,000 shares are designated as Class A common stock;

•	500,000,000 shares are designated as Class B common stock; and

•	100,000,000 shares are undesignated preferred stock.
As of August 2, 2019, there were 36,762,217 shares of our Class A common stock outstanding and 9,265,596 shares of our Class B common stock outstanding. No shares of preferred stock are outstanding.
Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and only then at the times and in the amounts that our board of directors may determine.
Voting Rights
The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share. The holders of our Class A common stock and Class B common stock vote together as a single class, unless otherwise required by our certificate of incorporation or law. Delaware law requires either holders of our Class A common stock or our Class B common stock to vote separately as a single class in the following circumstances:
If we were to seek to amend our certificate of incorporation to increase or decrease the par value of a class of stock, then that class would be required to vote separately to approve the proposed amendment; and

If we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.
In addition, the affirmative vote of the holders of the Class B common stock is required to amend the provisions of our certificate of incorporation that relate to our dual class structure.
Under our certificate of incorporation, we are not able to engage in certain mergers or other transactions in which the holders of Class A common stock and Class B common stock are not given the same consideration, without the affirmative vote of the holders of a majority of the outstanding shares of Class A common stock, voting separately as a class, and Class B common stock, voting separately as a class. No separate class vote will be required, however, if the holders of each class of common stock receive equity securities in the surviving entity with voting and related rights substantially similar to the rights of the class of common stock held by the holders prior to the merger or other transaction. In addition, we may not issue any new shares of Class B common stock, other than shares issued in connection with stock dividends, stock splits, reclassifications and similar transactions.
Stockholders do not have the ability to cumulate votes for the election of directors. Our certificate of incorporation provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.
No Preemptive or Similar Rights
None of our common stock is entitled to preemptive rights and is not subject to redemption or sinking fund provisions.
Right to Receive Liquidation Distributions
Upon our dissolution, liquidation or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Conversion
Our Class A common stock is not convertible into any other shares of capital stock. Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon the occurrence of specified events, including any transfer, whether or not for value, except for certain transfers described in our certificate of incorporation, including transfers to family members, trusts solely for the benefit of the stockholder or the stockholder’s family members, and individuals or entities controlled by the stockholder or the stockholder’s family members, and transfers by operation of law pursuant to a qualified domestic order or in connection with a divorce settlement. Each share of Class B common stock will also convert automatically into one share of Class A common stock upon the death of a Class B common stockholder, except if the shares are transferred in accordance with the foregoing sentence. Further, each share of Class B common stock will convert into one share of Class A common stock if the conversion is approved by the holders of at least two-thirds of the then-outstanding shares of Class B common stock. Once converted into Class A common stock, a share of Class B common stock may not be reissued.
Preferred Stock
Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board of directors also can increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our Class A stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock.
Anti-Takeover Provisions
So long as the outstanding shares of our Class B common stock represent a majority of the combined voting power of common stock, our Class B holders will, if voting together, effectively control all matters submitted to our stockholders for a vote, as well as the overall management and direction of our company, which could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. In addition, the provisions of Delaware law, our certificate of incorporation and our bylaws may have the same effect.
Section 203 of the Delaware General Corporation Law
We are governed by the provisions of Section 203 of the DGCL. Section 203 generally restricts Delaware corporations from engaging, under some circumstances, in a business combination, which includes certain mergers or sales of at least 10% of the corporation’s assets, with any interested stockholder, which is generally defined to mean any person or entity that (i) is the owner of 15% or more of the corporation’s outstanding voting stock, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether that person is an interested stockholder, and the affiliates and associates of that person unless:

•
prior to the time the stockholder became an “interested stockholder,” the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder’s becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
at or subsequent to the time that the stockholder became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders (and not by written consent) by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.
Certificate of Incorporation and Bylaw Provisions
Our certificate of incorporation and our bylaws include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:
Dual Class Stock. As described above in “Common Stock—Voting Rights,” our certificate of incorporation provides for a dual class common stock structure, which gives the beneficial owners of our Class B common stock the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A and Class B common stock on a combined basis. These matters include the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Supermajority Approvals. Our certificate of incorporation provides that certain amendments to our certificate of incorporation or bylaws by stockholders require the approval of two-thirds of the combined vote of our then-outstanding shares of Class A and Class B common stock. This has the effect of making it more difficult to amend our certificate of incorporation or bylaws to remove or modify any existing provisions.
Board of Directors Vacancies. Our certificate of incorporation and bylaws authorize only our board of directors, and not our stockholders, to fill vacant directorships. These provisions could prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Classified Board. Under our certificate of incorporation, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of our Class A and Class B common stock. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.
Stockholder Action; Special Meeting of Stockholders. Our certificate of incorporation does not permit our stockholders to take action by written consent, and as a result, they are only able to take action at annual or special meetings of our stockholders. Our certificate of incorporation and bylaws further provide that special meetings of our stockholders may be called only by a majority of our total number of directors, the chairman of our board of directors, our chief executive officer, or our president (in the absence of a chief executive officer). This could have the effect of preventing or delaying significant corporate actions that would otherwise be taken by the holders of at least a majority of the combined voting power of our Class A and Class B common stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may deter our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.
Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our Class A common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. In addition, our board of directors may issue, without stockholder approval, up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of Class A common stock or preferred stock enables our board of directors to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.
Choice of Forum
Our certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty owed to us; any action asserting a claim arising pursuant to the DGCL, our certificate of incorporation or our bylaws; any action to interpret, apply, enforce or determine the validity of any provision of our certificate of incorporation or our bylaws; or any action asserting a claim that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock is Computershare Trust Company, N.A., located at 150 Royall Street, Canton, Massachusetts 02021.

LEGAL MATTERS
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Drinker Biddle & Reath LLP will provide an opinion regarding the authorization and validity of the Class A common stock and other legal matters. Any underwriters, dealers or agents will be advised about the validity of the Class A common stock and other legal matters by their own counsel, which will be named in the prospectus supplement.
EXPERTS
The consolidated financial statements of Workiva Inc. appearing in Workiva Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Workiva Inc.’s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we are required to file periodic reports and other information with the SEC. Our filings are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov.
Additionally, we make our SEC filings available, free of charge, on our website at https://investor.workiva.com/investors/overview/default.aspx as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. We do not intend our website address to be an active link and information contained on our website does not constitute a part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE
We are “incorporating by reference” into this prospectus certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference in this prospectus is legally deemed to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede the information included in this prospectus and the documents listed below. We incorporate the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 20, 2019;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, filed with the SEC on May 1, 2019 and August 6, 2019, respectively;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2019;

•	our Current Reports on Form 8-K filed with the SEC on June 13, 2019; and

•
the description of our Class A common stock contained in our registration statement on Form 8-A (Registration No. 001-36773) filed with the SEC on December 5, 2014 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating the description.

All reports and definitive proxy or information statements filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of the registration statement of which this prospectus is a part and prior to the filing of a post-effective amendment that indicates that all shares of Class A common stock offered hereby have been sold or that deregisters all Class A common stock then remaining unsold shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of the documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the SEC. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes the earlier statement.
Documents incorporated by reference are available from the SEC as described above or from Workiva Inc. without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:
Workiva Inc.
2900 University Blvd
Ames, IA 50010
(888) 275-3125

1,287,038 Shares

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Class A common stock
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Goldman Sachs & Co. LLC
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Prospectus Supplement
               , 2019